EXHIBIT 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of September 18, 2006, made and entered into by and between Symbol Technologies, Inc., a Delaware corporation (the “Company”), and The Bank of New York, a New York Banking Corporation (the “Rights Agent”) is to the Rights Agreement between the Company and the Rights Agent, dated as of August 13, 2001 (the “Rights Agreement”).
     WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;
     WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment; and
     WHEREAS, the Board of Directors of the Company has approved and the Company desires to amend the Rights Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Certifications. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (i) he is an “officer” of the Company as such term is used in Section 27 of the Rights Agreement and (ii) this Amendment is in compliance with Section 27 of the Rights Agreement.
     Section 2. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:
     (a) Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:
“(r) “Merger” shall have the meaning set forth in the Merger Agreement.
(s) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of September 18, 2006, among the Company, Motorola, Inc., a Delaware corporation (“Parent”), and Motorola GTG Subsidiary I Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) as it may be amended from time to time.”
     (b) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):
“Notwithstanding anything in this Section 1(a) to the contrary, neither the Parent, Sub nor any of their respective Subsidiaries, Affiliates or Associates (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution and delivery of the Merger Agreement or the entering into of any agreements, arrangements or understandings by any member of the Parent Group in connection with the Merger Agreement or any of the transactions contemplated thereby if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) above is referred to herein as an “Exempted Transaction”.”
     (c) Section 1(c) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(c):
“Notwithstanding anything in this Section 1(d) to the contrary, the Parent Group shall not be deemed to be a “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own”, any securities solely by virtue of or as a result of any Exempted Transaction.”
     (d) Section 1(p) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(p):
“Notwithstanding anything in this Section 1(p) to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”
     (e) Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 3(a):
“Notwithstanding anything in this Section 3(a) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”
     (f) Section 7(a) of the Rights Agreement is hereby deleted and restated to read in its entirety as follows:
“(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-thousandth of a share of Preferred Stock as to which the Rights are exercised (or other securities, cash or other assets, as the case may be), at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the earlier of (x) the close of business on August 13, 2011 or (y) immediately prior to the Effective Time of the Merger as provided in the Merger Agreement (the “Effective Time”), but only if such Effective Time shall occur (either, as applicable, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”
     (g) The Rights Agreement is hereby amended by adding a new Section 35 to the end of the Rights Agreement, which new Section 35 shall read in its entirety as follows:
“Section 35. Termination. At the Final Expiration Date, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire the Preferred Stock or any other securities of the Company. Notwithstanding the foregoing, Sections 18, 19, 20 and 21 hereof shall survive the termination of this Agreement.”
     Section 3. Effectiveness; No Other Modification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 2 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.
     Section 4. Execution in Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
     Section 5. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.
     Section 6. Governing Law and Interpretation. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions of this Amendment to the maximum extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

SYMBOL TECHNOLOGIES, INC.

By:	/s/ Michael Miller
Name:	Michael Miller
Title:	Acting Secretary

THE BANK OF NEW YORK

By:	/s/ Eli Guardiola
Name:	Eli Guardiola
Title:	Assistant Treasurer
[Signature Page to Amendment No. 1 to Rights Agreement]